Exhibit 10.3

2841 Dow Avenue, Tustin, California 92780 USA Phone: 714 544 6665 Fax: 714 838 4742 www.cherokeepwr.com

February 29, 2008

Mr. Mukesh Patel

15 Rocky Mountain

Coto de Caza, CA 92679

Re:                             Amendment of Severance Agreement

Dear Mr. Patel:

Reference is made to that certain Amended and Restated Severance Agreement between you and Cherokee International Corporation, dated as of December 5, 2006 (the “Agreement”).  The purpose of this letter agreement is to amend certain provisions of the Agreement as follows:

1.             The first paragraph of Section 3 of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:

“(3)                            Severance Payment.  Subject to the Executive’s having executed and, if applicable, not revoked, a release of claims reasonably satisfactory to the Company (the “Release of Claims”), in the event the Executive’s employment is terminated (i) by the Executive for Good Reason within one (1) year following a Change in Control or (ii) by the Company other than for Cause (whether before or after a Change in Control), then the Executive shall be entitled to the following (collectively, the “Severance Benefits”):  (a) a cash payment, in lieu of any other severance payment pursuant to any other plan or agreement of the Company or any subsidiary thereof to which the Executive is otherwise entitled, of an amount equal to two (2) times his then annual base salary as in effect immediately prior to the date of termination (the “Severance Payment”), and (b) continued medical, hospitalization, life and other insurance benefits being provided to the Executive and the Executive’s family at the date of termination, for a period of twenty-four (24) months after the date of termination; provided, however, that the Company shall have no obligation to continue to provide the Executive with such insurance benefits for any periods after the date the Executive obtains comparable benefits (with no significant pre existing condition exclusions) as a result of the Executive’s employment in a new position.  Subject to Section 5, the Severance Payment shall be payable in a lump sum within 10 business days following the effective date of the Release of Claims.

The Executive shall not be entitled to the Severance Benefits if (i) the Executive’s employment is terminated by the Company for Cause or as a result of the Executive’s death or Disability or (ii) the Executive terminates his employment with the Company for any reason prior to or more than one (1) year after a Change in Control, or other than for Good Reason within the one (1) year period following a Change in Control.  Further, the Executive shall not be entitled to any Severance Benefits contingent on a Change in Control if the Executive is terminated under his then current contract and enters into a similar contract with a successor to the Company, provided that the Executive’s rate of base salary, target annual bonus amount, benefits (including, without limitation severance protections) and other material terms of employment remain substantially similar under the new contract.”

2.             Section 4(c) of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:

“(c)                            Non Solicitation. The Executive will not at any time while he is employed by the Company or any of its subsidiaries, and for 12 months following the termination of his employment (the “Restricted Period”), solicit, recruit, request, cause, induce or encourage any individual who is then employed by the Company, or was employed by the Company at any time during the 12-month period ending on the Executive’s termination date, to leave the employment of the Company or any of its subsidiaries.

During the Restricted Period, the Executive will not directly or indirectly through any other person, influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any affiliate of the Company (each, a “Restricted Company”) to divert their business away from the Company or such affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any affiliate of the Company.

However, nothing in the paragraph above shall prevent the Executive from accepting employment with any other person or entity during the Restricted Period, including any Restricted Company, provided that the Executive continues to otherwise comply with the restrictions in this paragraph.”

3.             Section 8 of the Agreement is hereby amended, effective immediately, to include the following sentence at the end of such Section:

“For purposes of this Agreement, all references to the “Company” shall include references to any “successor” to all or substantially all of the business and/or assets of the Company.”

4.             A new Section 12(b) is hereby added to the Agreement to read in its entirety as follows:

“(b)         “Change in Control” shall mean the occurrence of any of the following events:

(i)                                    equity securities of the Company representing more than fifty point one (50.1%) of the combined voting power of the then outstanding voting securities of the Company are acquired by any person or group of persons acting in concert (within the meaning of Section 14(d) of the Securities Exchange Act of 1934) other than (x) the Company, a direct or indirect subsidiary or parent of the Company, or an employee benefit plan or trust established by the Company, or (y) Oaktree, GSC or any of their respective affiliates;

(ii)                                 a merger or consolidation is consummated in which the Company is a constituent corporation and which results in less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of the Company (in the aggregate);

(iii)                              a sale is consummated by the Company of substantially all of the Company’s assets to a person or entity which is not (x) a direct or indirect subsidiary or parent of the Company, or an employee benefit plan or trust established by the Company, or (y) Oaktree, GSC or any of their respective affiliates; or

(iv)                             during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board (plus each additional director who was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period or whose appointment, election or nomination for election was previously so approved or recommended) cease, for any reason, to constitute at least a majority thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.”

5.             A new Section 12(f) is hereby added to the Agreement to read in its entirety as follows:

“(f)          “Good Reason” shall mean the occurrence of one or more of the following events without Executive’s prior written consent (except as a result of a prior termination):

(i)            any material change in the Executive’s status, title, authorities or responsibilities (including reporting responsibilities) which represents a demotion from Executive’s status, title, position or responsibilities (including reporting responsibilities) immediately prior to the Change in Control; the assignment to the Executive of any duties or work responsibilities which are materially inconsistent with Executive’s status, title, position or work responsibilities immediately prior to the Change in Control, or which are materially inconsistent with the status, title, position or work responsibilities of a similarly situated senior officer; or any removal of the Executive from, or failure to appoint, elect, reappoint or reelect the Executive to, any of such positions, except in the event of Executive’s death or Disability and other than any such change primarily attributable to the fact the Company may no longer be a public company;

(ii)           any decrease in Executive’s annual Base Salary or target annual incentive award opportunity except for across-the-board salary reductions similarly affecting all senior officers of the Company;

(iii)          the reassignment of the Executive to a location more than twenty-five (25) miles from Executive’s then current work location;

(iv)          the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which the Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that the Executive continues to meet substantially all eligibility requirements thereof;

(v)                                the failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance, disability or other group benefit plan in which the Executive participates), or any material fringe benefit or perquisite enjoyed by the Executive unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce Executive’s participation therein or reward opportunities thereunder, or the failure by the Company to provide the Executive with the benefits to which the Executive is entitled as an employee of the Company; provided, however, that the Executive continues to meet substantially all eligibility requirements thereof;

(vi)                             any purported termination of Executive’s employment for Cause which is not effective; or

(vii)                          the failure of the Company to obtain a satisfactory agreement from any successor or assignee of the Company to fully assume and agree to perform this Agreement;

provided, however, that Good Reason shall be deemed not to exist until the Company has first been (1) supplied with notice from the Executive setting forth the Executive’s assertion of Good Reason and (2) provided with the opportunity to cure the facts giving rise to such assertion within ten (10) days of delivery of the written notice by the Executive to the Company.”

Notwithstanding the foregoing, it will not constitute “Good Reason” if the Executive becomes employed by a parent corporation of the Company and his status, title, position or responsibilities change as a result of his employment by the parent corporation so long as the Executive retains the same general authority for the operations of the Company as he had immediately prior to the Change in Control and his status, title, position and responsibilities with the parent corporation are consistent with other officers of the parent who have similar operational responsibilities for other businesses of the parent or its subsidiaries.

6.             A new Section 12(g) is hereby added to the Agreement to read in its entirety as follows:

“(g)                           “GSC” shall mean, collectively, GSC Recovery II, L.P., GSC Recovery       IIA, L.P., GSC Partners CDO Funds, Limited and GSC Partners CDO         Fund II, Limited.”

7.             A new Section 12(h) is hereby added to the Agreement to read in its entirety as follows:

“(h)                           “Oaktree” shall mean, collectively, OCM Principal Opportunities Fund, L.P., OCM/GFI Power Opportunities Fund, L.P. and GFI Two LLC.”

8.             Sections 12(b), 12(c) and 12(d) of the Agreement are hereby renumbered as Sections 12(c), 12(d) and 12(e), respectively.

This letter agreement does not modify any other terms of the Agreement except as expressly set forth above.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

/s/ Jeffrey M. Frank
Jeffrey M. Frank, President and CEO
Cherokee International Corporation

Acknowledged and Agreed:

By:	/s/ Mukesh Patel
Mukesh Patel